XECHEM INTERNATIONAL, INC.
     AMENDED TERM SHEET FOR $1,500,000 BRIDGE LOAN (SUBJECT TO INCREASE) AND
                               DEBT RESTRUCTURING
                               SEPTEMBER 30, 2005

New Debt The Company will issue convertible notes for $1,000,000 (the "Investment") to Ms. Chassman and investors introduced to the Company by Ms. Chassman (collectively, the "Investors") The Investors have already funded $300,000 and will fund the remaining $700,000 upon execution of this Amended Term Sheet. The monies shall be evidenced by convertible notes due April 6, 2007 (the "Notes"). The Notes will bear simple interest at 8% per annum, which shall accrue and be due on maturity. The principal plus accrued unpaid interest of the Notes will be convertible into the Company's $0.00001 par value common stock based upon a conversion factor of $.005 per share on or following February 1, 2006, and at a price of $0.05 per share prior to February 1, 2006. In addition, the Investors shall use best efforts (absent the request of the Company to the contrary on or before the designated dates) to advance an additional $500,000 in three equal tranches on November 1 and December 1, 2005 and January 1, 2006, such advances to be evidenced by convertible notes of the same tenor in all respects as the Notes. Further, in the event that the Company's allocation of tax credits for fiscal 2004 from the State of New Jersey is less than $500,000, the Investors shall advance the difference between such allocation and $500,000 within 30 days after the payment of the allocation by the State of New Jersey, such advance to be evidenced by convertible notes of the same tenor in all respects as the Notes. The Company will not be obligated to register the shares underlying the convertible notes. To the extent Xechem lacks sufficient authorized unissued common stock for conversion of the notes to shares, it will take the necessary steps to obtain approval for the issuance of the same as promptly as practicable, and in the interim shall issue shares of Series C Preferred Stock with a conversion ratio of 1,000,000 shares of common stock for each share of Series C Stock, which shares shall have a Stated Value of $0.00001 per share and shall be mandatorily convertible into common stock as soon as the necessary underlying common stock is authorized.

Prepayment          The  Company  shall  have  the  right  at any  time  through
                    February 1, 2006, to prepay the Notes in whole or part, provided that at the time of prepayment all accrued, unpaid interest through the date of prepayment is paid in full.
                    There shall be no conversion rights with respect to any interest or principal corresponding to the prepayment amount once the prepayment amount is tendered.

Registration Rights None; however, the Company will work with the Investors with respect to delivering the Rule 144 eligibility opinions for outstanding debt conversions resulting in proposed share sales from time to time, provided the seller meets the necessary Rule 144 requirements.

Issuance of Shares  For each $100,000 of the first $1 million  principal  amount of the Notes funded, the Company shall issue 1,500,000 shares of its common stock to the Investor funding the same (prorated for fractional amounts), which would result in 15,000,000 shares in the aggregate if such amount is fully funded. These shares will be privately issued and not subject to registration rights.

Restructuring       At the Closing the conversion price on all outstanding loans
                    (principal plus accrued  interest) owing from the Company to
                    Marjorie  Chassman,   The  Harbor  Trust  or  any  of  their
                    respective affiliates (the "Old Debt"), will be reset to $0.005 per share, on a blended basis.

Legal Fees Company to pay legal fees of one counsel selected by the Investors, not to exceed $7,500, payable upon the funding of the first $1 million due hereunder.

      This Amended Term Sheet (the "Agreement") shall constitute a binding agreement among the parties with respect to the subject matter hereof with the parties to use good faith efforts to prepare definitive documentation as quickly as practicable subject to the foregoing. This Agreement supersedes all other drafts or predecessors of the Agreement, including the original term sheet agreement between the parties dated August 25, 2005 and the amended term sheet agreement between the parties dated September 12, 2005, which is amended and restated in its entirety as set forth herein. This Agreement may be executed in several counterparts by original or facsimile.


AGREED TO:                                              AGREED TO:

XECHEM INTERNATIONAL, INC.


                                              ----------------------------------
                                                     MARJORIE CHASSMAN
By:
   -------------------------------------
   Ramesh C. Pandey, PhD, CEO                 Date of Execution:
                                                                ----------------

Date of Execution: September 30, 2005
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